Exhibit 21.1

List of Subsidiaries of BioVentrix, Inc.

(as of December 31, 2025)

Subsidiary Name	Jurisdiction of Incorporation or Formation
BVX Acquisition, Inc.	DE
BioVentrix GmbH	GERMANY